SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant☑
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials
☑ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Oxford Finance Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

Common Stock, par value $.01 per share

      (2) Aggregate number of securities to which transaction applies:

5,200,000

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

      (4) Proposed maximum aggregate value of transaction:

N/A

      (5) Total fee paid:

N/A

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

N/A

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

January 29, 2004

Letter to Shareholders of
Oxford Finance Corporation

Filed by Oxford Finance Corporation
pursuant to Rule 14a-12 of the Securities
Exchange Act of 1934, as amended.

Sumitomo Corporation of America to Acquire Oxford Finance Corporation

     Alexandria, VA (and New York, NY) — January 29, 2004 – Sumitomo Corporation of America (Sumitomo), an integrated global trading company, and Oxford Finance Corporation (Oxford), a specialized financial services company serving the life science industry, announced today that Oxford and Oxford Finance Acquisition Corp., a wholly-owned subsidiary of Sumitomo, have entered into a definitive agreement in which Sumitomo, through the subsidiary, would acquire substantially all of the assets and assume certain liabilities of Oxford for approximately $51 million in cash.

     Of the total consideration, the Company will receive $49,000,000 at the closing of the transaction, which is expected during the second quarter of 2004, with the remaining $2,000,000 to be paid to Oxford within 90 days of closing. Oxford anticipates that it will distribute substantially all of the initial proceeds, less related transaction expenses, to stockholders as soon as practicable after closing the transaction. The final payment of $2,000,000, however, is subject to adjustment based upon certain conditions described in the agreement, including the absence of adverse changes to the value of selected Oxford investments. Both companies have approved the agreement and Oxford will pay their own expenses associated with this transaction. Consummation of the transaction is subject to customary conditions, including approval by the stockholders of Oxford.

     As of September 30, 2003, Oxford had stockholders’ equity of approximately $45.9 million, or approximately $8.83 per share of common stock. On a per share basis, Oxford’s stockholders are expected to receive approximately $9.25 in cash soon after the initial closing, with up to approximately $0.43 per share in cash upon the payment of the final proceeds. If Oxford stockholders receive the entire payment without any adjustments, the transaction is expected to result in an aggregate distribution to Oxford stockholders of approximately $9.68 per share. As previously stated, the final payment is subject to adjustment based upon certain conditions described in the agreement, including the absence of adverse changes to the value of selected Oxford investments.

     The announcement was made jointly today by J. Alden Philbrick, President and Chief Executive Officer of Oxford Finance Corporation, and Atsushi Nishijo, President and Chief Executive Officer of Sumitomo Corporation of America. Sumitomo Corporation of America, established in 1952 and headquartered in New York, is the largest wholly-owned subsidiary of Sumitomo Corporation, with offices in 10 major U.S. cities. As an integrated global trading firm with diversified investments and trading businesses, Sumitomo Corporation of America works closely with its parent as an organizer of multinational projects and a financier. Sumitomo Corporation of America is an investor in several venture capital funds and participates as a strategic Japanese partner with companies in the biotech and life sciences communities.

     After completion of this transaction, Oxford and Sumitomo intend to continue and expand Oxford’s lending activities to life science companies. “We expect that this transaction will enable us to extend our reach and enhance our competitive position in the life science market and will have tremendous benefits for all of our constituents—our investors, life science companies and the venture capital community,” said Mr. Philbrick. After completion of this transaction, Oxford Finance Acquisition Corp. will change its name to “Oxford Finance Corporation” and will maintain operational independence under Sumitomo, along with Oxford’s existing experienced management team, who will continue to lead the company.

     A copy of the asset purchase agreement between Oxford and Sumitomo will be attached as an exhibit to Oxford’s filing of a Current Report on Form 8-K, which will be filed within 15 days following the execution of the agreement made on January 29, 2004. These filings will be available as soon as they are filed on the web site maintained by the SEC at www.sec.gov.

     Important Additional Information will be Filed with the Securities and Exchange Commission

     Oxford plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about Oxford, Sumitomo, the transaction and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

     Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Oxford through the web site maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement from Oxford by contacting J. Alden Philbrick, Chief Executive Officer, at 703-519-4900 or 1-888-471-0174.

     Oxford, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the asset purchase agreement. Information regarding directors and executive officers is contained in the most recent amendment to Oxford’s Form 10, which is filed with the SEC. As of January 29, 2004, Oxford’s directors and executive officers beneficially owned approximately 640,355 shares, or 11.4%, of Oxford’s common stock, including stock options to exercise 449,335 shares of common stock that have vested or will vest within 60 days. A more complete description will be available in the Proxy Statement.

About Oxford Finance Corporation

     Oxford is a financial services company that provides senior secured equipment financing to emerging-growth life science companies. Such financings are generally in the form of loans with equity features, typically warrants. Its investment objectives are to achieve a high level of current income from interest payments and transaction fees from the loans it makes to portfolio companies, and to achieve capital gains through an increase in the value of the warrants expected from its portfolio companies in connection with these loans. Oxford is headquartered in Alexandria, Virginia, with offices in California and Massachusetts.

About Sumitomo Corporation of America

     Sumitomo Corporation of America, established in 1952 and headquartered in New York, is the largest wholly-owned subsidiary of Sumitomo Corporation Japan, with offices in 10 major U.S. cities. As an integrated global trading firm with diversified investments and trading businesses, Sumitomo Corporation of America works closely with its parent as an organizer of multinational projects and a financier.

     Sumitomo Corporation is one of the world’s leading traders and distributors of commodities, industrial goods and consumer goods. Besides its role as a trader, Sumitomo Corporation is an investor in a diverse range of businesses that positions the company in markets with long-term potential. Sumitomo Corporation has offices in 73 countries and a consolidated staff of 31,589.

Forward-Looking Statements

     Statements in this press release regarding the proposed transaction between Oxford and Sumitomo, the expected timetable for completing the transaction, future financial and operating results, benefits of the transaction, future opportunities for Oxford and any other statements about management’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the transaction may not close due to the failure of Oxford’s stockholders to approve the transaction or either party’s failure to satisfy other closing conditions and the other factors described in Oxford’s Annual Report on Form 10-K for the year ended December 31, 2002 and its most recent quarterly reports filed with the SEC. Oxford disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Press Release by Oxford Finance Corporation

Sumitomo Corporation of America to Acquire Oxford Finance Corporation

Transaction Provides Oxford with Larger Platform for Growth and Links to the
Important Japanese Life Science Market

     Alexandria, VA (and New York, NY) — January 29, 2004 – Sumitomo Corporation of America (Sumitomo), an integrated global trading company, and Oxford Finance Corporation (Oxford), a specialized financial services company serving the life science industry, announced today that the two parties have entered into a definitive agreement in which Sumitomo would acquire Oxford for cash and debt totaling approximately $85 million. Consummation of the transaction is subject to customary conditions, including approval of the transaction by the shareholders of Oxford. Both companies have approved the agreement. The transaction is expected to close during the second quarter of 2004.

     The announcement was made jointly today by J. Alden Philbrick, President and Chief Executive Officer of Oxford Finance Corporation, and Atsushi Nishijo, President and Chief Executive Officer of Sumitomo Corporation of America.

     As a result of this transaction, Oxford plans to:

•	triple the size of its portfolio over the next three years;

•	offer clients and venture capitalists unprecedented strategic access to the Japanese life science community for equity investments and the formation of collaborative agreements;

•	expand its product line; and

•	broaden its potential client base.

     “This transaction will enable us to extend our reach and enhance our competitive position in the life science market and has tremendous benefits for all of our constituents—life science companies, the venture capital community and our investors,”

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said Mr. Philbrick. “The union of Oxford and Sumitomo not only means greater financial resources for existing and potential clients, but unprecedented strategic access to the Japanese life science community which will serve to greatly enhance our value proposition.”

     For more than 15 years, Oxford’s management team has provided equipment loans to many of the pioneers in the life science industry, and today, the firm is one of the only financial institutions dedicated exclusively to this field. Oxford’s clients, which include Structural GenomiX, Inc., Guava Technologies Inc., Infinity Pharmaceuticals, Inc., Xcyte Therapies, Inc. and Iomai Corporation, are heavily concentrated in the major U.S. biotechnology markets—California, Massachusetts, North Carolina, the Northwest and the Mid-Atlantic.

     Through this transaction, Oxford expects to broaden its target client base, expand its product line, and rapidly grow its investment portfolio in the life science market over the next several years. It also impacts clients and venture capitalists by giving them a direct link to the Japanese life science market for collaborative partnerships, distribution arrangements and equity investments.

     Sumitomo Corporation of America, established in 1952 and headquartered in New York, is the largest wholly owned subsidiary of Sumitomo Corporation, with offices in 10 major U.S. cities. As an integrated global trading firm with diversified investments and trading businesses, Sumitomo Corporation of America works closely with its parent as an organizer of multinational projects and a financier. Sumitomo Corporation of America is an investor in several venture capital funds and participates as a strategic Japanese partner with companies in the biotech and life sciences communities.

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     Mr. Nishijo said, “Since its inception, Oxford Finance Corporation has built a solid brand name and an excellent reputation in the life science market. In addition to our shared business philosophy and keen interest in the life science market, both companies are committed to understanding the needs of our customers and providing innovative financial solutions. The strong management team of Oxford brings a significant level of experience which, when combined with the resources of Sumitomo, positions the company for rapid expansion in this high-growth segment of our marketplace.”

     Oxford will maintain its operational independence, and the existing experienced management team will continue to lead the company.

     Mr. Philbrick concluded, “Our business will continue to thrive as a result of our established client relationships and the highly personalized approach we use to develop creative and flexible financing solutions. The proposed backing of Oxford by one of the world’s premier companies underscores the value of the portfolio our management team has created. We look forward to implementing our plans with Sumitomo, as the synergies generated from this transaction will lead to the establishment of a new standard of value and service in the financial services arena for life science companies.”

About Oxford Finance Corporation

Oxford is a financial services company that provides senior secured equipment financing to emerging-growth life science companies. Such financings are generally in the form of loans with equity features, typically warrants. Its investment objectives are to achieve a high level of current income from interest payments and transaction fees from the loans it makes to portfolio companies, and to achieve capital gains through an increase in the value of the warrants expected from its portfolio companies in connection with these loans. Oxford is headquartered in Alexandria, Virginia, with offices in California and Massachusetts.

About Sumitomo Corporation of America

Sumitomo Corporation of America, established in 1952 and headquartered in New York, is the largest wholly owned subsidiary of Sumitomo Corporation Japan, with offices in 10

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major U.S. cities. As an integrated global trading firm with diversified investments and trading businesses, Sumitomo Corporation of America works closely with its parent as an organizer of multinational projects and a financier.

Sumitomo Corporation is one of the world’s leading traders and distributors of commodities, industrial goods and consumer goods. Besides its role as a trader, Sumitomo Corporation is an investor in a diverse range of businesses that positions the company in markets with long-term potential. Sumitomo Corporation has offices in 73 countries and a consolidated staff of 31,589.

Forward-Looking Statements

The information contained is this press release contains forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements, and these factors are enumerated in Oxford Finance Corporation’s filings with the Securities and Exchange Commission.

Contacts:

For Oxford Finance Corporation: Priscilla Li Makovsky & Co. 212-508-9659 pli@makovsky.com	For Sumitomo Corporation of America: Jewelle Yamada Sumitomo Corporation of America 212-207-0700